Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-280849

Prospectus Supplement

(to Prospectus dated July 31, 2024)

ENERGY TRANSFER LP

38,755,996 Common Units

Representing Limited Partner Interests

Offered by the Selling Unitholders

The selling unitholders identified in this prospectus supplement are selling an aggregate of 38,755,996 common units (the “common units”) representing limited partner interests in Energy Transfer LP (the “Partnership,” “we,” “our” or “us”). We will not receive any proceeds from the sale of the common units by the selling unitholders in this offering.

Our common units are listed and traded on the New York Stock Exchange LLC (“NYSE”) under the symbol “ET.” On August 8, 2024, the last reported sale price of our common units on the NYSE was $16.25 per common unit.

Investing in our common units involves risks. Limited partner interests are inherently different from capital stock of a corporation. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying base prospectus, beginning on page 47 of our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K to read about factors you should consider before buying our common units.

	Per Common Unit	Total
Public Offering Price	$15.78	$611,569,616.88
Underwriting Discounts and Commissions(1)	$0.10	$3,875,599.60
Proceeds to the Selling Unitholders (before expenses)	$15.68	$607,694,017.28

(1)	See “Underwriting” beginning on page S-17 for additional information regarding underwriting compensation.

Certain officers and directors of LE GP, LLC (our “general partner” and such officers and directors, “affiliated purchasers”) have agreed to purchase an aggregate of 3,040,000 common units at $15.68 per common unit, which is the price per common unit paid by the underwriter to the selling unitholders. The underwriter will not receive any underwriting discounts or commissions under this offering for sales of common units to the affiliated purchasers. See “Underwriting” beginning on page S-17.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Delivery of the common units will be made on or about August 12, 2024 through the book-entry facilities of the Depository Trust Company.

Barclays

The date of this prospectus supplement is August 9, 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained in or incorporated by reference into this prospectus or in any other subsequently filed document that also is incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-24 and “Incorporation by Reference” on page S-25 of this prospectus supplement.

This prospectus supplement, the accompanying base prospectus and any free writing prospectus that we prepare, authorize and incorporate by reference contains information that you should consider when making your investment decision. We have not, nor have the selling unitholders or the underwriter, authorized any person to provide you with additional or different information or represent anything about us other than what is contained in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus prepared by us or on our behalf relating to this offering. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We, the selling unitholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you.

This prospectus does not constitute an offer to sell any securities other than the common units offered hereunder. We are not, and neither the selling unitholders nor the underwriter is, offering to sell the common units, or seeking offers to buy the common units, in any jurisdiction where such offers and sales are not permitted or to any person to whom it is unlawful to make such an offer. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, or any free writing prospectus is accurate as of any date other than the respective dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the applicable document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those respective dates.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus supplement and the accompanying base prospectus by reference to our reports filed with the Securities and Exchange Commission (the “SEC”). Please read “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and in the accompanying base prospectus. You are urged to read this prospectus supplement and the accompanying base prospectus carefully, including “Risk Factors,” and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus in their entirety before investing in the common units.

In making an investment decision, prospective investors must rely on their own examination of the Partnership and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the common units under applicable laws and regulations.

Throughout this prospectus supplement, when we use the terms “we,” “us,” “our” or the “Partnership,” we are referring to Energy Transfer LP, in its individual capacity, or to Energy Transfer LP and its subsidiaries collectively, as the context requires. We use the term our “partnership agreement” to refer to the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of November 3, 2023, as amended to date. Our “general partner” refers to LE GP, LLC, a Delaware limited liability company, which owns a 0.1% general partner interest in us.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein or therein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein or therein, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiaries to make cash distributions to us, which is dependent on their results of operations, cash flows and financial condition;

•	the actual amount of cash distributions by our subsidiaries to us;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids (“NGLs”);

•	energy prices generally;

•	impacts of world health events;

•	the possibility of cyber and malware attacks;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries’ pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•

risks related to the development of new infrastructure projects or other growth projects, including failure to make sufficient progress to justify continued development, delays in obtaining customers, increased costs of financing and regulatory, environmental, political and legal uncertainties that may affect the timing and cost of these projects;

•

risks associated with the construction of new pipelines, treating and processing facilities or other facilities, or additions to our subsidiaries’ existing pipelines and their facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•

risks associated with the assets and operations of entities in which our subsidiaries own a noncontrolling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•

changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations;

•	the costs and effects of legal and administrative proceedings;

•

risks associated with a potential failure to successfully combine Sunoco LP’s business with that of NuStar Energy L.P. as well as the risks associated with a potential failure to successfully integrate our business with that of WTG Midstream Holdings LLC (for more information, see “Explanatory Note” beginning on page 1 of the accompanying base prospectus); and

•

the realization of any risks described in the “Risk Factors” section included herein or in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which is incorporated by reference herein.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 16, 2024, under “Part II—Item

1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, and for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024, or referenced in this prospectus supplement and page 5 of the accompanying base prospectus. Any forward-looking statement made by us in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein or therein is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our future results.

SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying base prospectus, beginning on page 47 of our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for more information about important risks that you should consider before investing in our common units.

Energy Transfer LP

Overview

We are a publicly traded limited partnership that owns and operates a diversified portfolio of energy assets. Our core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGLs and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. We also own Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP (NYSE: SUN) and USA Compression Partners, LP (NYSE: USAC).

Recent Developments

Permian Joint Venture

On July 16, 2024, the Partnership and Sunoco LP announced the formation of a joint venture combining their respective crude oil and produced water gathering assets in the Permian Basin. Pursuant to the Contribution Agreement by and among Sunoco LP, SUN Pipeline Holdings LLC, NuStar Permian Transportation and Storage LLC, NuStar Permian Crude Logistics LLC, NuStar Permian Holdings LLC, NuStar Logistics, L.P., ET-S Permian Holdings Company LP, ET-S Permian Pipeline Company LLC, ET-S Permian Marketing Company LLC, the Partnership and Energy Transfer Crude Marketing, LLC, dated July 14, 2024 in a cashless transaction, Sunoco LP contributed all of its Permian crude oil gathering assets and operations to the joint venture. Additionally, the Partnership contributed its Permian crude oil and produced water gathering assets and operations to the joint venture. The Partnership’s long-haul crude pipeline network that provides transportation of crude oil out of the Permian Basin to Nederland, Houston and Cushing is excluded from the joint venture.

The joint venture operates more than 5,000 miles of crude oil and water gathering pipelines with crude oil storage capacity in excess of 11 million barrels. The Partnership holds a 67.5% interest with Sunoco LP holding the remaining 32.5% interest in the joint venture. The formation of the joint venture has an effective date of July 1, 2024.

Quarterly Cash Distribution

On July 25, 2024, we announced our quarterly distribution of $0.32 per common unit ($1.28 on an annualized basis) on our common units for the quarter ended June 30, 2024. The distribution will be paid on August 19, 2024 to unitholders of record as of the close of business on August 9, 2024.

Our Principal Executive Offices

We are a limited partnership formed under the laws of the State of Delaware. Our principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and our telephone number at that location is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying base prospectus. See “Where You Can Find More Information” on page S-24 of this prospectus supplement and on page 2 of the accompanying base prospectus.

The Offering

Issuer	Energy Transfer LP

Common units offered by the selling unitholders	38,755,996 common units.

The affiliated purchasers have agreed to purchase an aggregate of 3,040,000 common units at $15.68 per common unit, which is the price per common unit paid by the underwriter to the selling unitholders. The underwriter will not receive any underwriting discounts or commissions under this offering for sales of common units to the affiliated purchasers. See “Underwriting” beginning on page S-17.

Common units outstanding before and after this offering	3,422,233,857 common units.

Use of proceeds	We will not receive any proceeds from the sale of common units by the selling unitholders in this offering. See “Use of Proceeds.”

Cash distributions	Our partnership agreement requires us to distribute, on a quarterly basis, 100% of our Available Cash (as defined in our partnership agreement) to our general partner and our unitholders of record, within 50 calendar days after the end of each quarter (or the business day immediately thereafter). Available Cash generally is all of our cash on hand as of the end of a quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate, to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs); to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or to comply with applicable law or any of our loan or other agreements.

On July 25, 2024, the board of directors of our general partner declared a cash distribution of $0.32 per common unit ($1.28 on an annualized basis) for the quarter ended June 30, 2024 (the “Cash Distribution”). The Cash Distribution per common unit will be paid on August 19, 2024 to unitholders of record as of the close of business on August 9, 2024. The amount of distributions paid, if any, and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Because this offering is expected to close after the record date for the Cash Distribution, purchasers in this offering will not be entitled to receive the Cash Distribution.

Please see “Summary—Recent Developments—Quarterly Cash Distribution.”

For more information about our cash distributions, see “Distribution Policy” beginning on page 22 of the accompanying base prospectus.

Material U.S. federal income tax consequences	For a discussion of certain material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Considerations” on page S-13 of this prospectus supplement and “Material U.S. Federal Income Tax Consequences” beginning on page 24 of the accompanying base prospectus.

Agreement to be bound by our partnership agreement	By purchasing a common unit, you will be admitted as a unitholder of the Partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading	Our common units are listed and traded on the NYSE under the symbol “ET.”

Risk Factors	Investing in our common units involves risks. Before making an investment in the common units offered hereby, you should read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying base prospectus together with the documents and other cautionary statements contained or incorporated by reference herein or therein.

RISK FACTORS

An investment in our common units involves a high degree of risk. Specifically, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in our common units, you should carefully consider the risk factors set forth below and the information included under “Risk Factors” beginning on page 5 of the accompanying base prospectus, page 47 of our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K prior to the completion of this offering, each as incorporated by reference into this prospectus supplement and the accompanying base prospectus, together with all of the other information included in this prospectus supplement, including the risks and uncertainties discussed under “Forward-Looking Statements” in this prospectus supplement and in the accompanying base prospectus and the documents we incorporate by reference herein or therein, in evaluating an investment in our common units.

If any of these risks were to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected and you could lose all or part of your investment. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities, including our common units, could decline and you could lose all or part of your investment. The risks described herein and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

USE OF PROCEEDS

The selling unitholders identified in this prospectus supplement are selling all of the common units being sold in this offering. Accordingly, we will not receive any proceeds from the sale of the common units in this offering. However, pursuant to the registration rights agreement by and among us, the selling unitholders and other parties thereto, dated as of July 15, 2024, we will pay the expenses, other than underwriting discounts and commissions and brokerage fees, associated with the sales of common units sold by the selling unitholders pursuant to this prospectus supplement. See “Selling Unitholders” and “Underwriting.”

SELLING UNITHOLDERS

The information in this section adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement. This prospectus supplement covers the offer and sale of up to an aggregate of 38,755,996 of our common units by the selling unitholders identified below.

We have paid all expenses relating to the registration of the common units by the selling unitholders under the Securities Act of 1933, as amended (the “Securities Act”), and will pay other offering expenses, except that the selling unitholders will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of the common units by the selling unitholders in this offering.

The following table sets forth information as of August 8, 2024, on or prior to such date regarding the beneficial ownership (as determined under Section 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the selling unitholders of our common units and the common units that the underwriter has agreed to purchase from the selling unitholders. The number of common units outstanding and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of August 8, 2024.

We prepared the following table based on information provided to us by the selling unitholders. We have not sought to verify such information.

Except as otherwise indicated, we believe that the selling unitholders have sole voting and dispositive power with respect to the common units indicated as beneficially owned.

	Common Units Beneficially Owned Prior to Offering(1)		Common Units Offered Hereby	Common Units Beneficially Owned After Offering
Name of Selling Unitholder	Number	Percentage(1)(2)		Number	Percentage(1)(2)
WTG Midstream LLC(3)	20,648,686	*	20,648,686	—	—
Stonepeak Remuda Investment Holdings LLC(4)	18,107,310	*	18,107,310	—	—

*	Less than 1%.
(1)	Based on 3,422,233,857 of our common units outstanding as of August 2, 2024.
(2)

The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest.

(3)

WTG Midstream LLC is the record holder of 20,648,686 common units, which are held in escrow pursuant to an escrow agreement between ETC Midland Gas Gathering LLC, WTG Midstream LLC and Equiniti Trust Company, LLC. WTG Midstream LLC, Stonepeak Securities LLC and Stonepeak Partners LP are under common control with respect to the shares held of record by WTG Midstream LLC. WTG Midstream LLC may be deemed an affiliate of Stonepeak Securities LLC, a SEC-registered broker-dealer, and Stonepeak Partners LP, a SEC-registered investment adviser. Stonepeak Remuda Investment Holdings LLC (and, given his beneficial ownership of Stonepeak Remuda Investment Holdings LLC, Michael Brian Dorrell) has the sole voting and dispositive power over the shares held of record by WTG Midstream LLC. WTG Midstream LLC’s business address is 303 Veterans Airpark Lane, Suite 5000, Midland, TX 79705.

(4)

Stonepeak Remuda Investment Holdings LLC is the record holder of 18,107,310 common units (which common units exclude the 20,648,686 common units, currently held in escrow, of which WTG Midstream LLC is the record holder). Michael Brian Dorrell has the sole voting and dispositive power over the common units held of record by Stonepeak Remuda Investment Holdings LLC. Stonepeak Remuda Investment Holdings LLC’s business address is 550 West 34th St, 48th Floor, New York, NY 10001.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Please read the risk factors included under the caption “Tax Risks to Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2023 and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. You are urged to consult with your own tax advisor about the federal, state, local and non-U.S. tax consequences particular to your circumstances.

INVESTMENT IN ENERGY TRANSFER LP BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with the purchase and holding of our common units by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common units with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of our common units is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of the common units will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•	whether the Plan will be considered to hold, as plan assets, (i) only common units or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of common units by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, common units should not be acquired or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

•

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

The foregoing discussion of issues arising for investments by employee benefit plans under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive and is based on laws in effect on the date of this prospectus. This discussion should not be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons contemplating purchasing and/or holding our common units on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common units. Purchasers of our common units have the exclusive responsibility for ensuring that their purchase and holding of our common units complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our common units to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 9, 2024, by and among us, the selling unitholders and Barclays Capital Inc., as underwriter, the selling unitholders have agreed to sell, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commission, an aggregate of 38,755,996 of our common units.

Under the terms and conditions of the underwriting agreement, the underwriter is committed to purchase all of the common units offered by the selling unitholders if they purchase any of the common units. The offering of the common units by the underwriter is subject to the receipt and acceptance of valid offers to purchase the common units and subject to the underwriter’s right to reject any order in whole or in part.

The underwriter proposes to offer the common units directly to the public at the public offering price and to certain dealers at that price less a concession not in excess of $0.05 per common unit. After the initial offering of the common units to the public, the offering price and other selling terms may be changed by the underwriter.

The underwriting fee is $0.10 per common unit. The following table shows the per common unit and the total underwriting discount to be paid to the underwriter.

	Per Common Unit	Total
Public Offering Price	$15.78	$611,569,616.88
Underwriting Discounts and Commissions(1)	$0.10	$3,875,599.60
Proceeds to the Selling Unitholders (before expenses)	$15.68	$607,694,017.28

(1)

The affiliated purchasers will purchase the common units at the price per common unit paid by the underwriter to the selling unitholders and the underwriter will not receive any underwriting discounts or commissions for sales of common units to the affiliated purchasers.

The affiliated purchasers have agreed to purchase an aggregate of 3,040,000 common units at $15.68 per common unit, which is the price per common unit paid by the underwriter to the selling unitholders. The underwriter will not receive any underwriting discounts or commissions under this offering for sales of common units to the affiliated purchasers.

Pursuant to the registration rights agreement by and among us, the selling unitholders and other parties thereto, dated as of July 15, 2024, we have agreed to pay all expenses incurred in connection with this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, except that the selling unitholders will pay the underwriting discounts and commissions and brokerage fees, associated with the sales of the common units sold by the selling unitholders. The expenses of this offering that are payable by us are estimated to be approximately $500,000.

We, certain of our officers and directors, and the selling unitholders have agreed that, for a period commencing on the date of this prospectus supplement and ending on the 30th day after the date of this prospectus supplement, and subject to certain exceptions (including, but not limited to, the Partnership’s issuance of common units in the ordinary course of business, such as pursuant to the Partnership’s long-term incentive plan or dividend reinvestment plan, or, in connection with any merger, acquisition, financing transactions, joint venture, strategic alliances or certain other commercial, collaborative or acquisitive transactions (in each case, in an amount not to exceed 15% of the Partnership’s total common units at such time)), we and they will not, without the prior written consent of the underwriter, (i) offer for sale, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units or securities convertible into or exchangeable for any common units, or in either case, any securities that are substantially similar to the common units or sell grant options, rights, or warrants with respect to any common units or securities convertible or exchangeable for common units, or in either case, any securities that are substantially similar to the common units, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such common units or securities convertible into or exchangeable for common units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common units or other securities, in cash or otherwise, or (iii) file or cause to be filed a registration statement, including any amendments, to register any common units, or securities convertible, exercisable or exchangeable into common units or other substantially similar securities or any securities convertible into or exercisable or exchangeable for common units or other substantially similar securities of us.

We and the selling unitholders have agreed to indemnify the underwriter against, or contribute to payments that the underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and other purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriter of common units in excess of the number of common units the underwriter is obligated to purchase in the offering, which creates the syndicate short position. A short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

These stabilizing transactions, short sales and syndicate covering transactions may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time without notice.

Neither we and the selling unitholders nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we and the selling unitholders nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, the underwriter and its affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, asset leasing and treasury services for us and our affiliates, for which they received, or will continue to receive, customary fees or compensation. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our respective subsidiaries. The underwriter and/or its affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter or its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common units. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the common units has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the common units for resale in Australia within 12 months of the common units being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The common units are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the common units do not constitute a public offer of, or an invitation to subscribe for or purchase, the common units in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in Hong Kong

The common units may not be offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”). The common units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) otherwise in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Taiwan

The common units have not and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the common units in Taiwan.

Notice to Prospective Investors in Korea

The common units have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the common units have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the common units, the common units may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of the common units of Korea, provided that (a) the common units are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the common units, (c) the common units are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) we and the underwriter shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in the United Arab Emirates

The common units have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Singapore

The underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriter has represented, warranted and agreed that it has not offered or sold any securities or caused the securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any securities or cause the securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of the issuer’s obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the securities are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in those the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein, and has no responsibility for the prospectus supplement. The common units which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common units offered should conduct their own due diligence on the common units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL

The validity of our common units offered hereby by the selling unitholders and certain other legal matters relating to this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Hunton Andrews Kurth LLP, Houston, Texas will pass upon certain legal matters relating to the issuance and sale of the common units offered hereby on behalf of the underwriter, which has from time to time provided and may provide in the future, certain legal services to us and our affiliates. Certain legal matters in connection with the offering of our common units pursuant to this prospectus supplement will be passed upon for the selling unitholders by Sidley Austin LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Energy Transfer LP and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the common units covered by this prospectus supplement, you should refer to the registration statement and its exhibits. Certain information is also incorporated by reference in this prospectus supplement as described under “Incorporation by Reference” and in the accompanying base prospectus as described under “Information Incorporated by Reference.”

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We maintain a website at www.energytransfer.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at our website.

We have not authorized anyone to provide you with any information other than that contained in this prospectus supplement or in a document to which we expressly have referred you. We, the selling unitholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents without actually including the specific information in this prospectus supplement or the accompanying base prospectus. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common units. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus supplement and information previously filed with the SEC. This prospectus supplement and the accompanying base prospectus incorporate by reference the documents set forth below that have been previously filed with the SEC (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 16, 2024;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, and for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2024, January 25, 2024, January 26, 2024, April 24, 2024, May 29, 2024, June 10, 2024, June 21, 2024 and July 25, 2024; and

•

the description of our common units contained in the registration statement filed with the SEC on Form 8-A filed on January  31, 2006, as updated by the description of our common units contained in Exhibit 4.70 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 16, 2024, and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information deemed furnished rather than filed), shall be deemed to be incorporated by reference in this prospectus supplement until the termination of this offering under this prospectus supplement.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement and the accompanying base prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Investor Relations

(214) 981-0795

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying base prospectus.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280849

ENERGY TRANSFER LP

50,827,536 Common Units

Representing Limited Partner Interests

Offered by the Selling Unitholders

This prospectus relates to the offer and sale from time to time of up to 50,827,536 of our common units representing limited partner interests (the “common units”), by the selling unitholders named herein in amounts, at prices and on terms that will be determined at the time of any such offering.

We are registering the offer and sale of the common units owned by the selling unitholders to satisfy registration rights we have granted to the selling unitholders pursuant to a registration rights agreement dated as of July 15, 2024 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the common units covered by this prospectus. The selling unitholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the common units offered by this prospectus.

We will not receive any proceeds from the sale of common units by the selling unitholders. The common units to which this prospectus relates may be offered and sold from time to time directly by the selling unitholders or alternatively through underwriters, broker dealers or agents. The selling unitholders will determine at what price they may sell the common units offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling unitholders, see the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest in our common units. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Our common units are listed on the New York Stock Exchange LLC (“NYSE”) under the symbol “ET.” On July 16, 2024, the last reported sale price of our common units on NYSE was $16.36 per common unit.

Our principal executive office is located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225 and our telephone number is (214) 981-0700.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 5 herein and in any prospectus supplement or amendment and under similar headings in the other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 31, 2024.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling unitholders named herein may, from time to time, offer and sell or otherwise dispose of the common units covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the common units are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling unitholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

i

EXPLANATORY NOTE

On July 15, 2024, the selling unitholders named herein entered into the Registration Rights Agreement made in connection with the closing of the transactions (the “Acquisition”) contemplated by that certain Contribution and Sale Agreement, dated as of May 28, 2024 (the “Agreement”), pursuant to which, among other things, a wholly owned subsidiary of Energy Transfer LP acquired WTG Midstream Holdings LLC, a Delaware limited liability company. As consideration under the Agreement, the selling unitholders received approximately $2.275 billion in cash and 50,827,536 of our common units.

We are filing this prospectus pursuant to the Registration Rights Agreement whereby, among other things, the selling unitholders have customary rights to require us to file and maintain the effectiveness of a registration statement with respect to the resale of the common units received by the selling unitholders under the Agreement.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf registration statement” on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. This prospectus provides you with a general description of the common units the selling unitholders may offer. Each time any selling unitholder sells common units, the selling unitholder will deliver this prospectus together with a prospectus supplement, to the extent appropriate, to update the information contained in this prospectus, including specific information about the terms of that offering. The selling unitholders may sell their common units through any means described under the heading “Plan of Distribution.” Any prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement.

We have provided you only with the information contained in this prospectus, including information incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling unitholders have authorized anyone to provide you with different or additional information. Neither we nor the selling unitholders take any responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the selling unitholders are making an offer to sell securities in any jurisdiction where the offer or sale of securities is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our,” “Energy Transfer” and “the Partnership” refer to Energy Transfer LP and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the common units covered by this prospectus, you should refer to the registration statement and its exhibits. Certain information is also incorporated by reference in this prospectus as described under “Information Incorporated by Reference.”

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We maintain a website at www.energytransfer.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at our website.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common units. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have been previously filed with the SEC (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 16, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2024, January 25, 2024, January 26, 2024, April 24, 2024, May 29, 2024, June 10, 2024 and June 21, 2024; and

•

the description of our common units contained in the registration statement filed with the SEC on Form 8-A filed on January 31, 2006, and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration and prior to the effectiveness of the registration statement (excluding, in each case, any information deemed furnished rather than filed), shall be deemed to be incorporated by reference in this prospectus until the termination of this offering under this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Investor Relations

(214) 981-0795

Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

ENERGY TRANSFER

General

We are a publicly traded limited partnership that owns and operates a diversified portfolio of energy assets. Our core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGLs”) and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. We also own Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP (“Sunoco”) (NYSE: SUN) and USA Compression Partners, LP (“USAC”) (NYSE: USAC).

Corporate Information

The address of our principal executive office is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700. We maintain a website at www.energytransfer.com. Information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

RISK FACTORS

Investing in our common units described herein involves risk. We urge you to carefully consider the risk factors described in our most recent Annual Report on Form 10-K and any updates in our Quarterly Reports on Form 10-Q, together with any other SEC filings that are incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our common units, as well as the information relating to us identified herein in “Forward-Looking Statements,” before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future that may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

FORWARD-LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement contain various forward-looking statements and information that is based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Such statements may address, among other things, our future results of operations or financial condition, business strategy and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” or “would” or the negative of these words or other similar terms or expressions.

Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiaries to make cash distributions to us, which is dependent on their results of operations, cash flows and financial condition;

•	the actual amount of cash distributions by our subsidiaries to us;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	impacts of world health events;

•	the possibility of cyber and malware attacks;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries’ pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•

risks related to the development of new infrastructure projects or other growth projects, including failure to make sufficient progress to justify continued development, delays in obtaining customers, increased costs of financing and regulatory, environmental, political and legal uncertainties that may affect the timing and cost of these projects;

•

risks associated with the construction of new pipelines, treating and processing facilities or other facilities, or additions to our subsidiaries’ existing pipelines and their facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•

risks associated with the assets and operations of entities in which our subsidiaries own a noncontrolling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•

changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations;

•	the costs and effects of legal and administrative proceedings; and

•

risks associated with a potential failure to successfully combine Sunoco’s business with that of NuStar Energy L.P. as well as the risks associated with a potential failure to successfully integrate our business with that of WTG Midstream Holdings LLC.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described or referenced in this prospectus and any accompanying prospectus supplement and the documents we incorporate by reference herein or therein. Each forward-looking statement made by us in this prospectus and any accompanying prospectus supplement and the documents we incorporate by reference herein or therein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sales of common units sold by the selling unitholders. Any proceeds from the sales of common units under this prospectus will be received by the selling unitholders. However, pursuant to the Registration Rights Agreement, we will pay the expenses, other than underwriting discounts and commissions and brokerage fees, associated with the sales of common units sold by the selling unitholders pursuant to this prospectus.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 50,827,536 common units that may be offered and sold from time to time under this prospectus by the selling unitholders identified below, subject to any appropriate adjustment as a result of any security into which such common units shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

The selling unitholders acquired the common units offered hereby as consideration in connection with and upon the closing of the Acquisition. On July 15, 2024, we entered into the Registration Rights Agreement with the selling unitholders, pursuant to which we are obligated to prepare and file a registration statement to permit the resale of certain common units held by the selling unitholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have prepared the table below and the related notes based on information supplied to us by the selling unitholders and such information is as of July 15, 2024 (except as otherwise noted). We have not sought to verify such information. We believe, based on information supplied by the selling unitholders, that except as may otherwise be indicated in the footnotes to the table below, the selling unitholders have sole voting and dispositive power with respect to the common units reported as beneficially owned by them. Because the selling unitholders identified in the table may dispose of some or all of the common units owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common units, no estimate can be given as to the number of the common units available for resale hereby that will be held by the selling unitholders upon termination of this offering. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common units they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling unitholders provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling unitholders will sell all of the common units beneficially owned by them that are covered by this prospectus. The selling unitholders are not obligated to sell any of the common units offered by this prospectus. The percent of beneficial ownership for the selling unitholders is based on 3,371,406,321 common units outstanding as of July 15, 2024.

	Common Units Beneficially Owned Prior to the Offering(1)		Common Units Offered Hereby	Common Units Beneficially Owned After Completion of the Offering(2)
Selling unitholders:	Number	Percentage		Number	Percentage
WTG Midstream LLC(3)	20,648,686	*	20,648,686	—	—
Stonepeak Remuda Investment Holdings LLC(4)	18,107,310	*	18,107,310	—	—
Rattler WTG LLC(5)	6,035,770	*	6,035,770	—	—
Estate of Michael K. Davis(6)	845,008	*	845,008	—	—
Estate of Lori Davis Winter(7)	905,366	*	905,366	—	—
Alexander Nolan Davis	422,504	*	422,504	—	—
Nicholas Andrew Davis	422,504	*	422,504	—	—
Eric Ryan Davis	422,504	*	422,504	—	—
Sandra Davis Maddox	905,365	*	905,365	—	—
David Lynn Davis	2,112,519	*	2,112,519	—	—

*	Less than 1%.
(1)

The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest.
(2)

Assumes the selling unitholder sells all of the common units beneficially owned and do not acquire beneficial ownership of any additional common units. The selling unitholder may offer all, some or none of the common units. Because the selling unitholder may offer all or some portion of the common units, we cannot estimate the number of common units or percentage of common units that will be held by the selling unitholder upon completion of this offering.

(3)

WTG Midstream LLC is the record holder of 20,648,686 common units, which are held in escrow pursuant to an escrow agreement between ETC Midland Gas Gathering LLC, WTG Midstream LLC and Equiniti Trust Company, LLC (“Equiniti”). WTG Midstream LLC, Stonepeak Securities LLC and Stonepeak Partners LP are under common control with respect to the shares held of record by WTG Midstream LLC. WTG Midstream LLC may be deemed an affiliate of Stonepeak Securities LLC, a SEC-registered broker-dealer, and Stonepeak Partners LP, a SEC-registered investment adviser. Stonepeak Remuda Investment Holdings, LLC (and, given his beneficial ownership of Stonepeak Remuda Investment Holdings, LLC, Michael Brian Dorrell) has the sole voting and dispositive power over the shares held of record by WTG Midstream LLC. WTG Midstream LLC’s business address is 303 Veterans Airpark Lane, Suite 5000, Midland, TX 79705.

(4)

Stonepeak Remuda Investment Holdings LLC is the record holder of 18,107,310 common units (which common units exclude the 20,648,686 common units of which WTG Midstream LLC is the record holder). Michael Brian Dorrell has the sole voting and dispositive power over the shares held of record by Stonepeak Remuda Investment Holdings LLC. Stonepeak Remuda Investment Holdings LLC’s business address is 550 West 34th St, 48th Floor, New York, NY 10001.

(5)

Rattler WTG LLC is the record holder of 6,035,770 common units. Rattler WTG LLC is an indirect subsidiary of Diamondback Energy, Inc. The board of directors of Diamondback Energy, Inc. has the sole voting and dispositive power over the shares held of record by Rattler WTG LLC. Rattler WTG LLC’s business address is 500 West Texas Ave., Suite 1200, Midland, TX 79701.

(6)	David Lynn Davis serves as executor of the Estate of Michael K. Davis.
(7)	Brian L. Maddox serves as executor of the Estate of Lori Davis Winter.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. Distributions of the common units by the selling unitholders, or by their equity holders, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such party, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common units may be sold by the selling unitholders include:

•	sales on the NYSE or any national securities exchange or quotation service on which our common units may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	to or through underwriters, brokers, dealers or agents;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	“at the market” or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per common unit;

•

block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

•	settlement of short sales entered into after the date of this prospectus (including short sales “against the box”);

•	through the writing or settlement of options or other hedging transactions, whether or not the options are listed on an options exchange;

•	through the distributions of the common units by any selling unitholders to its members, managers, affiliates, employees, directors or unitholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling unitholders may elect to make an in-kind distribution of their common units to their respective equity holders. To the extent that such equity holders are not affiliates of ours, such equity holders would thereby receive freely tradeable units of our common units pursuant to the distribution through this registration statement.

The selling unitholders may also sell common units under Rule 144 or any other exemption from registration under the Securities Act, in each case if available, rather than under this prospectus.

The selling unitholders also may transfer their common units in other circumstances, in which case the transferees or other successors in interest may be the selling beneficial owners for purposes of this prospectus.

Such transactions may be effected by the selling unitholders at fixed prices, market prices prevailing at the time of sale, at varying prices determined at the time or sale or at negotiated prices. The selling unitholders may effect such transactions by selling common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common units for sale under the Securities Act and to indemnify the selling unitholders against certain civil liabilities, including certain liabilities under the Securities Act.

Broker-dealers engaged by the selling unitholders may arrange for other brokers-dealers to participate in sales. If the selling unitholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholders (and/or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated.

The selling unitholders may act independently of us in making decisions with respect to the price, timing, manner and size of each sale of common units. Offers to purchase common units may be solicited directly by the selling unitholders and the sale thereof may be made by the selling unitholders directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The selling unitholders may offer the common units covered by this prospectus into an existing trading market on the terms described in the applicable prospectus supplement relating thereto. Dealers and agents who participate in any at-the-market offerings will be described in the applicable prospectus supplement relating thereto. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. The selling unitholders may sell the common units through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If the selling unitholders utilizes a dealer in the sale of the common units in respect of which this prospectus is delivered, the selling unitholders may sell such common units to the dealer, as principal. The dealer may then resell such common units to the public at varying prices to be determined by the dealer at the time of resale.

The selling unitholders may from time to time pledge or grant a security interest in some or all of the common units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the common units. We have agreed to indemnify the selling unitholders against certain losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees). We have also agreed to keep the registration statement of which this prospectus forms a part or, if not available, another registration statement, effective until all of the registrable securities have ceased to be registrable securities or the termination of the Registration Rights Agreement has occurred.

There can be no assurances that the selling unitholders will sell, nor is the selling unitholders required to sell, any or all of the common units offered under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its common units from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified selling unitholders may not be able to use this prospectus for resales until they are named in the selling unitholders table by prospectus supplement or post-effective amendment. See “Selling Unitholders.”

DESCRIPTION OF COMMON UNITS

Our common units represent limited partner interests in the Partnership. Our common units entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to our limited partners under our Fourth Amended and Restated Agreement of Limited Partnership, as amended to date (our “partnership agreement”). For a description of the rights of holders of our common units to cash distributions, see the section in this prospectus entitled “Distribution Policy.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see the section in this prospectus entitled “Our Partnership Agreement.” We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs the rights of holders of our common units.

Number of Common Units

As of July 15, 2024, we had 3,371,406,321 common units outstanding, the majority of which are held by the public and the remaining are held by our affiliates. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional common units without the approval of the then-existing holders of common units, and such additional issuance may dilute the then-existing common unitholders percentage interests in our net assets and the voting rights of the common unitholders under our partnership agreement.

Voting Rights

Unlike the holders of common stock in a corporation, the holders of our common units have only limited voting rights on matters affecting our business. The holders of our common units have no right to elect the general partner or the directors of the general partner on an annual or otherwise continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the general partner and its affiliates. Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. Common unitholders do not have preemptive rights to acquire additional common units or other partnership securities.

Holders of Energy Transfer common units may vote on the following matters:

•	a sale or exchange of all or substantially all of our assets;

•	the election of a successor general partner in connection with the withdrawal or removal of our general partner;

•	dissolution or reconstitution of the Partnership;

•	a merger of the Partnership;

•	issuance of limited partner interests in some circumstances; and

•	some amendments to our partnership agreement, including any amendment that would cause Energy Transfer to be treated as an association taxable as a corporation.

Removal of the general partner requires:

•	a 66 2/3% vote of all outstanding units; and

•	the election of a successor general partner by the holders of a majority of our outstanding common units.

Transfer of Energy Transfer Common Units

Any transfers of common units will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into our partnership agreement;

•	grants the powers of attorney set forth in our partnership agreement; and

•	gives the consents and approvals and makes the waivers contained in our partnership agreement.

An assignee will become a substituted limited partner for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of common units as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Our common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon admission as a substituted limited partner for the transferred common units, a purchaser or transferee of our common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common units to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner for the transferred common units.

Thus, a purchaser or transferee of our common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or U.S. federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some U.S. federal income tax information or reports furnished to record holders of common units.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our outstanding common units are listed on the NYSE under the symbol “ET.” Any additional common units we issue also will be listed on the NYSE.

Transfer Agent and Registrar

Our transfer agent and registrar for the common units is Equiniti.

OUR PARTNERSHIP AGREEMENT

This description is a summary of the material provisions of our partnership agreement. The provisions of our partnership agreement relating to distributions of our available cash are described under “Distribution Policy.”

The description of our partnership agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of our Fourth Amended and Restated Agreement of Limited Partnership, dated November 3, 2023, as amended. A copy of our partnership agreement is filed as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 16, 2024, which is incorporated by reference into this prospectus. We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs our partnership interests.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Power of Attorney

Each unitholder, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement.

Distributions

Pursuant to our partnership agreement, we make quarterly distributions of available cash to all unitholders and our general partner. Please see “Distribution Policy.”

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Issuance of Additional Partnership Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as our general partner determines, all without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of common units in our net assets and (ii) the voting rights of the then-existing holders of common units under our partnership agreement.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will have the right to make additional capital contributions to the extent necessary to maintain its then-current general partner interest in us; provided, however, that the capital contributions of our general partner will be offset to the extent contributions received by us in exchange for the issuance of additional partnership securities are used by us concurrently with such contributions to redeem or repurchase from any person outstanding partnership securities of the same class as the partnership securities that were issued. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities.

As of July 15, 2024, we had 834,446,458 Class A units representing limited partner interests (the “Class A units”) outstanding. The Class A units vote together with our common units, as a single class, on any matter for which the holders of common units are entitled to vote, except as required by law. Additionally, for so long as Kelcy Warren is an officer or a director of our general partner, upon the issuance by us of additional common units or any securities that have voting rights that are pari passu with our common units, we will issue to the holder of Class A units a number of additional Class A units such that the holder maintains a voting interest in us that is identical to its voting interest in us prior to such issuance. The Class A units are not entitled to distributions and otherwise have no economic attributes, except that the Class A units in the aggregate will be entitled to an aggregate $100 distribution prior and in preference to any distribution of assets to the holders of any other classes or series of our securities upon our liquidation, dissolution or winding up. The Class A units are not convertible into, or exchangeable for, common units. In addition to the other voting rights of the Class A units, without the approval of 66 2/3% of the Class A units, we may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A units or amend the terms of the Class A units. Without the prior approval of a conflicts committee of the board of directors of our general partner, the Class A units may not be transferred to any person or entity, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. Our general partner has no duty or obligation to propose any amendment to our partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement contemplated under our partnership agreement or under the Delaware Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a majority of the outstanding common units (a “unit majority”), unless a greater or different percentage is required under our partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, our general partner will seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. Our general partner will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments

Our partnership agreement provides that:

(1)

no provision of our partnership agreement that establishes a percentage of outstanding units (including units deemed owned by our general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

(2)

no amendment to our partnership agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of our partnership agreement providing for our dissolution upon an election to dissolve our partnership by our general partner that is approved by a unit majority (the “election to dissolve provision”), or (d) change the term of our partnership or, except as set forth in the election to dissolve provision, give any person the right to dissolve our partnership;

(3)

except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of our general partner’s authority to adopt amendments to our partnership agreement described below under “—No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;

(4)

except for amendments described below under “—No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law;

(5)

except for amendments described below under “—No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above and clause (6) below may only be amended with the approval of the holders of at least 90% of the outstanding units; and

(6)

without the approval of the holders of 66 2/3% of the Class A units, we may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A units or amend the terms of the Class A units.

No Unitholder Approval

Our general partner, without the approval of any limited partner, may amend any provision of our partnership agreement to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)	admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)

a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the members of the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(4)

a change that our general partner determines (a) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (b) to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (ii) facilitate the trading of our units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading, (c) to be necessary or appropriate in connection with action taken by our general partner pursuant to the provisions of our partnership agreement governing distributions, subdivisions and combinations of partnership securities or (d) is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

(5)

a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of a change in our fiscal year or taxable year, including, if our general partner shall so determine, a change in the definition of “Quarter” under our partnership agreement and the dates on which distributions (other than the distributions to our existing preferred units, as described below in “Distribution Policy”) are to be made by us;

(6)

an amendment that is necessary, in the opinion of counsel, to prevent us, or our general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(7)

subject to certain limitations, an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to our partnership agreement;

(8)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(9)	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the provisions of our partnership agreement;

(10)

an amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the terms of our partnership agreement;

(11)

a merger or conveyance pursuant to which (a) our general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause us or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of us into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement; or

(12)	any other amendments substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to our unitholders, and that withdrawal will not constitute a breach of our partnership agreement. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.

If our general partner gives a notice of withdrawal, the holders of a unit majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which our general partner is a general partner or a managing member. If, prior to the effective date of our general partner’s withdrawal, a successor is not selected by our unitholders or we do not receive a withdrawal opinion of counsel regarding limited liability and tax matters, our partnership will be dissolved in accordance with our partnership agreement.

Our general partner may be removed if such removal is approved by our unitholders holding at least 66 2/3% of the outstanding units (including units held by our general partner and its affiliates). The right of the holders of outstanding units to remove our general partner may not be exercised unless we have received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

We will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of us or the other members of the partnership group.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest without unitholder approval. At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Liquidation and Distribution of Proceeds

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•

the withdrawal, removal, bankruptcy or dissolution of our general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by us;

•	an election to dissolve us by our general partner that is approved by the holders of a unit majority;

•	the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership group.

Upon (a) our dissolution following the withdrawal or removal of our general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of our general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to reconstitute us and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Limited Call Right

If at any time our general partner and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, our general partner will then have the right, which right it may assign and transfer in whole or in part to us or any affiliate of our general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than our general partner and its affiliates. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, our general partner or any departing partner or any affiliate of any member of the partnership group, our general partner or any departing partner;

•

any person who is or was serving at the request of our general partner or any departing partner or any affiliate of our general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•	any person that our general partner designates as an “indemnitee” for purposes of our partnership agreement.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Under our partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to our partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

DISTRIBUTION POLICY

General

We will distribute to our unitholders, within 50 calendar days after the end of each quarter (or the business day immediately thereafter), all of our available cash in the manner described below.

Definition of Available Cash

Available cash generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash that the general partner determines in good faith is necessary or appropriate to:

•	provide for the proper conduct of business;

•	satisfy general, administrative and other expenses and debt service requirements;

•	comply with applicable law, any of our debt instruments or other agreements;

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; or

•	provide funds for distributions on our outstanding preferred units and Class B units representing limited partner interests (the “Class B units”);

•	plus all cash on hand on the date of determination of available cash for the quarter.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and, thereafter, we will distribute $100 to the holders of our Class A units in the aggregate and any remaining proceeds to our other unitholders, including the holders of our common units and our general partner, in accordance with their respective positive capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

No unitholder will have any obligation to restore any negative balance in its capital account upon liquidation of us.

Distributions to Preferred Unitholders

Prior to making any distributions to the unitholders as described above, the holders of our preferred units are entitled to receive, when, as, and if declared by our general partner out of legally available funds for such purpose, cumulative quarterly cash distributions. Unless otherwise determined by our general partner, distributions on our preferred units are deemed to have been paid out of available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.

Distributions on each class of our preferred units are subject to an initial fixed distribution rate for a specified term, followed by a floating or reset distribution rate, as applicable, to extend thereafter until all outstanding our preferred units of that class are redeemed.

The 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units had an initial distribution rate of 6.250% of the Series A liquidation preference of $1,000 per Series A preferred unit (the “Series A Liquidation Preference”) until February 14, 2023 and, thereafter, distributions accumulate for each distribution period at a percentage of the Series A Liquidation Preference equal to the sum of an annual floating rate of the three-month SOFR, a 0.26161% tenor spread adjustment and a spread of 4.028% per annum.

The 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units have an initial distribution rate of 6.625% of the Series B liquidation preference of $1,000 per Series B preferred unit (the “Series B Liquidation Preference”) until February 14, 2028 and, thereafter, distributions will accumulate for each distribution period at a percentage of the Series B Liquidation Preference equal to the sum of an annual floating rate of the three-month SOFR, a 0.26161% tenor spread adjustment and a spread of 4.155% per annum

The 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units have an initial distribution rate of 6.750% of the Series F liquidation preference of $1,000 per Series F preferred unit (the “Series F Liquidation Preference”) until May 15, 2025 and, thereafter, distributions will accumulate for each distribution period at a percentage of the Series F Liquidation Preference equal to the Five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.

The 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units have an initial distribution rate of 7.125% of the Series G liquidation preference of $1,000 per Series G preferred unit (the “Series G Liquidation Preference”) until May 15, 2030 and, thereafter, distributions will accumulate for each distribution period at a percentage of the Series G Liquidation Preference equal to the Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

The 6.500% Series H Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units have an initial distribution rate of 6.500% of the Series H liquidation preference of $1,000 per Series H preferred unit (the “Series H Liquidation Preference”) until November 15, 2026 and, thereafter, distributions will accumulate for each distribution period at a percentage of the Series H Liquidation Preference equal to the Five-year U.S. Treasury Rate as of the most recent Series H Reset Distribution Determination Date plus a spread of 5.694% per annum.

The 9.250% Series I Fixed Rate Perpetual Preferred Units have a cumulative distribution rate of $0.2111 per Series I preferred unit per fiscal quarter. Each Series I preferred unit is entitled to a liquidation preference of the sum of $9.1273 plus all accrued and unpaid distributions until an event giving rise to the dissolution of the Partnership.

Distributions to Other Units

Our partnership agreement provides that each Class B unit is entitled to a quarterly cash distribution in an amount equal to $0.35325 per Class B unit. If we are unable to pay the Class B unit quarterly distribution with respect to any quarter, (i) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (ii) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to the Partnership and include our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “—State, Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who (i) are individual citizens or residents of the United States (for U.S. federal income tax purposes), (ii) have the U.S. dollar as their functional currency, (iii) use the calendar year as their taxable year, (iv) do not materially participate in the conduct of our business activities and (v) hold such common units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for U.S. federal income tax purposes), partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of our common units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues:

•

the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of common units) (please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”);

•

whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”); and

•

whether our use of simplifying conventions for making adjustments to “book” basis and relevant allocations is permitted by existing Treasury Regulations (please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Uniformity of Common Units”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account his or her respective share of our items of income, gain, loss and deduction in computing his or her U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in his or her common units. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units”).

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes, (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any “mineral or natural resource” and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for U.S. federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. Instead we have relied on the opinion of Vinson & Elkins L.L.P. that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, the Partnership and each of our partnership and limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be classified as a partnerships or disregarded as an entity separate from us for U.S. federal income tax purposes.

Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes and each of our partnership and limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or will be disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner, including, without limitation:

(a) Neither we nor any of our partnership or limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income (i) to us (which would be allocated to our unitholders) so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets or (ii) by our unitholders so long as their respective shares of our liabilities do not exceed their adjusted tax basis in their units. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress and certain presidential administrations have proposed and considered substantive changes to the existing U.S. federal income tax laws that would affect publicly-traded partnerships. Recent proposals have provided for the expansion of the Qualifying Income Exception in certain circumstances and other proposals have provided for the total elimination of the Qualifying Income Exception upon which we rely for our partnership tax treatment.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in his or her common units (determined separately for each common unit), and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Limited Partner Status

Unitholders of the Partnership who are admitted as limited partners of the partnership will be treated as partners of the Partnership for U.S. federal income tax purposes. In addition, assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of the Partnership for U.S. federal income tax purposes.

As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures,” and assuming, our general partner does not make an election for us to be taxed as a corporation as a result of a change in tax law, with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on his or her U.S. federal income tax return each year his or her share of our income, gains, losses and deductions for our taxable year or years ending with or within his or her taxable year. Except as described below under “—Treatment of Distributions,” participants in our distribution reinvestment plan (“DRIP”) will be allocated taxable income and loss in the same manner as all other unitholders even if they elect to reinvest their entire cash distribution. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

A unitholder’s tax basis in his or her common units initially will be the amount paid or treated as paid for those common units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in his or her share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in his or her common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

If, and to the extent that, a unitholder participates in our DRIP, such unitholder will receive common units in lieu of all or a portion of any cash distributions it would otherwise receive from us. The tax consequences of such participation are generally expected to be the same to the DRIP participants as if they had received their cash distributions paid to the unitholders and then used these cash distributions to purchase additional common units either from us or on the open market, depending on how we instruct the DRIP administrator to reinvest the distributions subject to our distribution reinvestment plan. If a participant in our DRIP is deemed to have purchased additional common units at a discount, it may be necessary to allocate income to such participant in our DRIP in order to preserve the uniformity of our units. Accordingly, a participant in our DRIP may recognize income in the amount of the discount.

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease such unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive his or her proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to such unitholder because his or her share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in his or her common units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of his or her adjusted tax basis in his or her common units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold his or her common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of our common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us in the future and will not be available to offset income from other passive activities or investments, including any dividend or interest income we derive from our other investments (including our investments in other publicly traded partnerships, such as Sunoco and USAC) or from a unitholder’s other investments (including investments in other publicly traded partnerships, such as Sunoco and USAC), or salary or active business income. Passive losses that exceed a common unitholder’s share of the passive income that we generate may be deducted in full when a common unitholder disposes of all of his or her common units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Notwithstanding the foregoing, the IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Sunoco, USAC and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from a unitholder’s investments in Sunoco and USAC. However, passive losses that are not deductible because they exceed a unitholder’s share of income that we generate would not be deductible in full until a unitholder disposes of his or her entire investment in us, Sunoco and USAC in a fully taxable transaction with an unrelated party. If any unitholder holds interest in both us and either of Sunoco or USAC, such unitholder should consult his or her own tax advisor regarding the application of the passive loss rules.

For taxpayers other than corporations in taxable years beginning after December 31, 2020, and before January 1, 2029, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount for 2024 is equal to $305,000 or $610,000 (increased annually by the applicable inflation adjustment) for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in his or her common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her common units will generally be increased by the amount of any excess business interest upon a disposition of such common units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions in our partnership agreement, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Vinson & Elkins, L.L.P., is unable to opine as to the validity of such conventions.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. With the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees” and certain aspects of the tax treatment of our preferred units and Class B Units, Vinson & Elkins L.L.P. is of the opinion that the allocations of income, gain, loss or deduction set forth in our partnership agreement will be respected for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose common units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those common units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to his or her common units. A unitholder desiring to assure his or her status as a partner and avoid the risk of income recognition from a loan of his or her common units is urged to modify any applicable brokerage account agreements to prohibit his or her brokers from borrowing and lending his or her common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units (without taking into account the 20% deduction discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, subject to certain limitations, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:

•

the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

•

any gain recognized upon a disposition of our common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our common units under Section 743(b) of the Code to reflect the common unit purchase price upon subsequent purchases of common units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases common units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (i) his or her share of the tax basis in our assets as to all unitholders and (ii) his or her Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing common units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of common units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Common Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of common units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis for his or her common units is reduced by his or her share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s tax basis in his or her common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b)

adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in tax return his or her share of our income, gain, loss and deduction for each taxable year ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her common units following the close of our taxable year but before the close of his or her taxable year must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that the unitholder will be required to include in income for his or her taxable year his or her share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his or her interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our common units (collectively, “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Valuation and Tax Basis of Each of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust his or her tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a common unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the common unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property the unitholder receives plus his or her share of our nonrecourse liabilities with respect to the common unit sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a common unit could result in a tax liability in excess of any cash received from such sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a common unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a common unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a common unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a common unit, the unitholder’s adjusted tax basis will be adjusted by his or her allocable share of our income or loss in respect of his or her common unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis common units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific common units sold for purposes of determining the holding period of the common units transferred. A unitholder electing to use the actual holding period of any common unit transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale or exchange of common units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at his or her fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of his or her common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of our common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in common units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of our common units might be increased without the benefit of additional deductions.

In addition, as described above at “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of units for purposes of making adjustments to “book” basis and related tax allocations, to ensure the uniformity of our units, we will treat each of our units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Although our counsel, Vinson & Elkins L.L.P., is unable to opine as to the validity of such an approach, we do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material.

Tax-Exempt Organizations and Other Investors

Ownership of our common units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to tax-exempt organizations will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Additionally, all or part of any gain recognized by a tax-exempt organization upon a sale or other disposition of our units may be unrelated business taxable income and may be taxable to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult his or her tax advisors before investing in our common units.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of his or her ownership of our common units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file U.S. federal tax returns to report his or her share of our income, gain, loss or deduction and pay U.S. federal income tax on his or her share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. In addition, distributions to non-U.S. persons will also be subject to a 10% withholding tax on the amount of any distribution in excess of our cumulative net income. As we do not compute our cumulative net income for such purposes due to the complexity of the calculation and lack of clarity in how it would apply to us, we intend to treat all of our distributions as being in excess of our cumulative net income for such purposes and subject to such 10% withholding tax. Accordingly, distributions to non-U.S. persons will be subject to a combined withholding tax rate equal to the sum of the highest applicable effective tax rate and 10%. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, such unitholder will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on his or her share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of his or her interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of his or her assets would be “effectively connected” with a U.S. trade or business. Thus, all of a Non-U.S. Unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by his or her investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of his or her common units to the extent such gain is effectively connected with a U.S. trade or business. We expect substantially all of the gain from the sale or disposition of our common units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, the Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our common units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. For a transfer of interests in a publicly traded partnership that is effected through a broker, the obligation to withhold is imposed on the transferor’s broker. Current and prospective non-U.S. Unitholders should consult their tax advisors regarding the impact of these rules on an investment in our common units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. If the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, or, if we bear such payment directly, our cash available for distribution to our unitholders might be substantially reduced. Congress has proposed changes to the rules regarding audits of tax partnerships, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

We are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on withholdable payments, including interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States on or after January 1, 2019, proposed Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds his or her common units through such foreign entities, may be subject to withholding on distributions they receive from us, or his or her distributive share of our income, pursuant to the rules described above. Each prospective unitholder should consult his or her own tax advisors regarding the potential application of these withholding provisions to his or her investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a non-U.S. person;

•	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any common units such broker or financial institution acquires, holds or transfers for his or her own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on his or her investment in us.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because his or her income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF HIS OR HER INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH PROSPECTIVE UNITHOLDER CONSULT, AND DEPEND UPON, HIS OR HER OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED OF HIM OR HER. VINSON & ELKINS L.L.P. HAS NOT RENDERED AN OPINION ON THE STATE, LOCAL, ALTERNATIVE MINIMUM TAX OR NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN US.

LEGAL MATTERS

The validity of the common units offered by this prospectus will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material U.S. federal income tax consequences regarding the common units. The selling unitholders’ legal counsel and the underwriters’ own legal counsel will advise them about other issues related to any offering in which they participate.

EXPERTS

The audited consolidated financial statements of Energy Transfer LP and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENERGY TRANSFER LP

38,755,996 Common Units

Representing Limited Partner Interests

Offered by the Selling Unitholders

PROSPECTUS SUPPLEMENT

August 9, 2024

Barclays